Exhibit 10.1

VIROPHARMA INCORPORATED

ANNUAL INCENTIVE PLAN

1.                                      Purpose

The purpose of the ViroPharma Incorporated Annual Incentive Plan (the “Plan”) is to enhance the ability of ViroPharma Incorporated (the “Company”) to attract, reward and retain employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and, where appropriate, on a participant’s personal performance. The Plan also provides the Committee with the ability to make Awards designated as “qualified performance-based compensation” under Code section 162(m).

2.                                      Definitions

(a)                                 “Award” shall mean the actual amount of the incentive award earned by a Participant under the Plan for any Performance Period.

(b)                                 “Base Salary” shall mean the amount of base salary (including overtime payments, if any) earned by a Participant during the Performance Period. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan; imputed income from such programs as group-term life insurance; or non-recurring earnings, such as moving expenses, but is based on salary earnings before reductions for such items as deferrals under Employer-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.

(c)                                  “Board” shall mean the Company’s Board of Directors as constituted from time to time.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto and the regulations promulgated thereunder.

(e)                                  “Committee” shall mean the Compensation Committee of the Board. With respect to the administration of Awards designated as “qualified performance-based compensation,” the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m). With respect to Awards not designated as “qualified performance-based compensation,” the Committee may delegate its responsibilities for administering the Plan to an award committee or an Executive Officer as it deems appropriate; provided that it may not delegate its responsibilities under the Plan relating to Executive Officers or its authority to amend or terminate the Plan.

(f)                                   “Company” shall mean ViroPharma Incorporated or any successor corporation.

(g)                                  “Disabled” or “Disability” shall mean that a Participant is considered totally and permanently disabled for purposes of the Company’s long-term disability plan.

(h)                                 “Effective Date” shall mean January 1, 2014.

(i)                                     “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any individual (i) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (ii) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (iii) characterized as a “leased employee” within the meaning of Code section 414, or (iv) classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(j)                                    “Employer” shall mean ViroPharma Incorporated and each Participating Company.

(k)                                 “Executive Officer” shall mean the executive officers of the Company as defined in the Securities Exchange Act of 1934, as amended, and as determined by the Committee in its sole discretion.

(l)                                     “Participant” for any Performance Period, shall mean an Employee designated by the Committee to participate in the Plan.

(m)                             “Participating Company” means any United States subsidiaries of the Company, within the meaning of section 424(f) of the Code, authorized from time to time by the Committee as eligible to participate in the Plan. Each Participating Company in the Plan is listed in the attached Schedule A.

(n)                                 “Performance Goals” for any Performance Period, shall mean: (i) For Target Awards designated as “qualified performance-based compensation” pursuant to Section 5, the performance goals of the Company, as specified by the Committee, based on one or more of the following objective criteria: (A) operating income; (B) earnings before interest, taxes, depreciation and amortization; (C) earnings; (D) cash flow; (E) market share; (F) sales or revenue; (G) expenses; (H) cost of goods sold; (I) profit/loss or profit margin; (J) working capital; (K) return on equity or assets; (L) earnings per share; (M) total stockholder return; (N) price/earnings ratio; (O) debt or debt-to-equity; (P) accounts receivable; (Q) writeoffs; (R) cash; (S) assets; (T) liquidity; (U) operations and compliance; (V) intellectual property (e.g., patents); (W) product development; (X) manufacturing, production or inventory; (Y) mergers and acquisitions or divestitures; and/or (Z) individual performance objective. Any criteria used may be measured, as applicable, (I) in absolute terms, (II) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (III) on a per share and/or share per capita basis, (IV) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and /or (V) on a pre-tax or after tax basis, or (ii) For Target Awards not designated as “qualified performance-based compensation” pursuant to Section 5, the performance goals may be based on one or more of the objective criteria set forth in clause (i) above and/or may take into account any other factors deemed appropriate by the Committee in its sole discretion.

(o)                                 “Performance Period” shall mean a calendar year of the Company or any other period designated by the Committee with respect to which an Award may be earned.

(p)                                 “Plan” shall mean this ViroPharma Incorporated Annual Incentive Plan, as from time to time amended and in effect.

(q)                                 “Target Award Percentage” shall mean the applicable Target Award Percentage set forth on Schedule B; provided, that, if a Participant (other than Participants eligible to receive an Award designated as “qualified performance-based compensation”) held more than one position during the Performance Period, then the Committee may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect (to the nearest bi-weekly increment) the period during which such Participant had each Target Award Percentage.

(r)                                    “Target Award” for any Participant with respect to any Performance Period, shall mean the dollar amount based on the Participant’s Target Award Percentage that the Participant would be eligible to earn as an Award for that Performance Period.

3.                                      Eligibility

Subject to the limitations contained in this Section 3, all Employees of the Employer are eligible to participate in the Plan. The Committee shall designate which Employees shall participate in the Plan for each Performance Period. To be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Employer on the last day of the Performance Period (except as provided in Section 8).

Newly hired Employees shall be eligible to receive a prorated Award for a Performance Period, provided that their date of hire occurs on or before September 30, or such other date as the Committee may specify.

4.                                      Administration

The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award Percentage, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan and the Committee shall not be authorized to increase the amount of the Award payable to a Participant that would otherwise be payable pursuant to the terms of the Plan to the extent the Award is designated as “qualified performance-based compensation.” All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determination of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Employer and all employees of the Employer, including, the Participants and their respective beneficiaries.

5.                                      Determination of Awards

(a)                                 Setting Target Awards and Performance Goals.

(i)                                     To the extent Awards are designated as “qualified performance-based compensation,” Performance Goals must be pre-established by the Committee.  A Performance Goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates. In no event will a Performance Goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed. To the extent Awards are not designated as “qualified performance-based compensation,” the Committee may establish Performance Goals and Target Award Percentages for Participants at such time or times as the Committee determines in its sole discretion. Subject to the requirements of this Section 5(a)(i), the Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable to different Participants.

(ii)                                  The Committee shall determine and shall reflect in its minutes: (A) the Employees who shall be Participants during the Performance Period, (B) the Performance Goal or Goals for the Performance Period (and how they are weighted, if applicable) and (C) each Participant’s Target Award Percentage. The Company shall notify each Participant of the Participant’s Target Award Percentage and the applicable Performance Goals for the Performance Period. Unless the Committee determines otherwise for a Performance Period, the Target Award Percentage for each Participant with respect to a Performance Period shall be the percentage set forth on the attached Schedule B.

(b)                                 Earning An Award.  Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that Performance Period.  A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established.

(c)                                  Maximum Award Amount.  The maximum Award payable to any Participant for any Performance Period shall not exceed $2,500,000.

(d)                                 Special Rules for Awards Designated As Qualified Performance-Based Compensation.  To the extent Awards are designated as “qualified performance-based compensation, “ the Target Awards shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. To the extent that Target Awards designated as “qualified performance-based compensation” under Code section 162(m) are made, no such Target Award may be made as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. To the extent a Target Award is designated as “qualified performance-based compensation,” the Committee is authorized to reduce the Target Award payable to the applicable Participant for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the Target Award maximum for that Participant. Any reduction of a Target Award payable to a Participant with respect to an Award designated as “qualified performance-based compensation” shall not result in an increase in the Target Award payable to any other Participant with respect to an Award designated as “qualified performance-based compensation.”

6.                                      Changes to the Target

Except with respect to Awards that are designated as “qualified performance-based compensation”, the Committee may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant or assign a different Target Award Percentage to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

For Awards designated as “qualified performance-based compensation,” when determining whether the Performance Goals have been achieved, the Committee shall make appropriate adjustments, consistent with the requirements of Code section 162(m), to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

7.                                      Payment of Awards

The Committee shall certify and announce the Awards that will be paid by the Employer to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Subject to the provisions of Section 8, payment of the Awards certified by the Committee shall normally be made, in a single lump sum cash payment as soon as practicable following the close of such Performance Period but in any event within 75 days after the close of the Performance Period.

8.                                      Limitations on Rights to Payment of Awards; Change of Control

(a)                                 Employment.  Unless the Committee determines otherwise, no Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Employer through the last day of the Performance Period.

(b)                                 Leaves of Absence.  If a Participant is on an authorized leave of absence during the Performance Period, such Participant shall be eligible to receive a prorated portion of any Award that would have been earned, based on the number of days that the Participant was actively employed and performed services during such Performance Period. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.

(c)                                  Accelerated Payment.  In no event will payment be made to a Participant with respect to an Award designated as “qualified performance-based compensation” or, unless the Committee determines otherwise, to any other Participant with respect to any other Award, prior to the end of the Performance Period to which it relates.

(d)                                 Change of Control.  If a Change of Control (as defined the Company’s Amended and Restated 2005 Equity Incentive Plan) occurs prior to the end of a Performance Period and the Participant remains in the employ of the Employer through the date of the Change of Control, then the Performance Period will end on the date of the Change of Control and Awards under the Plan will be paid based on the greater of (i) the Company’s actual performance level achieved with respect to the Performance Goals as of the date of the Change of Control or (ii) 100% of the Target Award, prorated based on a fraction, the numerator of which is the number of days in the shortened Performance Period as a result of the Change of Control and the denominator of which is 365 (or the number of days in the Performance Period prior to it being shortened, if less than 365).

9.                                      Amendments

The Committee may at any time amend (in whole or in part) this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). No such amendment which adversely affects any Participant’s rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

10.                               Termination

The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this Section 10 shall apply notwithstanding any other provisions of the Plan to the contrary:

(a)                                 Amount of Award.  The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than Participants eligible to receive awards designated as “qualified performance-based compensation”) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the “Termination Date”) and for which the Award has not yet been paid, the amount described in such rules. Each Participant eligible to receive an Award designated as “qualified performance-based compensation” shall receive an amount equal to the amount the Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

(b)                                 Time of Payment.  Each Award payable under this Section 10 shall be paid as soon as practicable, but in no event later than 75 days after the Termination Date.

11.                               Miscellaneous Provisions

(a)                                 No Employment Right.  This Plan is not a contract between the Employer and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Employer. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Employer or to remove the individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.

(b)                                 No Assignment.  A Participant’s right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Employer’s obligation under the Plan to pay Awards with respect to the Participant.

(c)                                  Unfunded Plan.  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)                                 Company Policies.  As a condition of participation in the Plan, each Participant agrees to be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant as an Employee of the Employer, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Effective Date.

(e)                                  Stockholder Approval.  Notwithstanding any provision of the Plan to the contrary, Awards designated as “qualified performance-based compensation,” if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the May 2013 stockholders’ meeting.

(f)                                   Withholding Taxes.  The Employer shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(g)                                  Compliance with 162(m).  It is the intent of the Company that the Plan and Awards under the Plan designated as “qualified performance-based compensation” comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.

(h)                                 Governing Law.  The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.